Exhibit 23.2
Consent of Independent Registered Public Accounting Firm
We consent to the use of our report dated March 8, 2023, except for Note 18, as to which the date is March 6, 2025, with respect to the consolidated financial statements of Xeris Biopharma Holdings, Inc., incorporated herein by reference, and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP
Chicago, Illinois
March 6, 2025